                                                                      EXHIBIT 11


                          COMPUTATION OF EARNINGS PER SHARE

     This table below presents information necessary for the computation of loss per share of Common Stock on a primary basis for the years ended June 30, 1998 and 1997.



                                                       YEARS ENDED JUNE 30,
                                                    ---------------------------
                                                       1998            1997
                                                       ----            ----
 Net loss applicable to shares of Common Stock      ($5,943,885)   ($3,349,614)

 Weighted average number of shares of Common
   Stock outstanding                                 41,943,885     33,803,045

 Common Stock equivalents (See Note)                          -              -

 Total shares of Common Stock and                    ------------   -----------
 Common Stock equivalents                            41,943,885     33,803,045
                                                     ------------   -----------
                                                     ------------   -----------
 Basic and diluted net loss per common shares            $ (.14)        $ (.10)
                                                     ------------   -----------
                                                     ------------   -----------



Common Stock equivalents are considered anti-dilutive because of net losses incurred by the Company and therefore only primary loss per share is shown.